Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135

FOR IMMEDIATE RELEASE

KIRBY CORPORATION SIGNS AGREEMENT TO PURCHASE

UNITED HOLDINGS LLC

•	Signed an agreement to purchase United Holdings LLC, distributor and service provider of engine and transmission related products, and manufacturer of oilfield service equipment

•	2011 year earnings per share guidance range revised to $2.55 to $2.80 from previous guidance of $2.35 to $2.55

Houston, Texas (February 21, 2011) – Kirby Corporation (“Kirby”) (NYSE:KEX) announced today that it has signed an agreement to purchase United Holdings LLC (“United”), a distributor and service provider of engine and transmission related products for the oil and gas services, power generation and transportation industries, and manufacturer of oilfield service equipment. The base purchase price is $270 million in cash (before post-closing adjustments), plus a three-year earnout provision for up to an additional $50 million payable in 2014. United, headquartered in Oklahoma City, Oklahoma with 21 locations across 13 states, distributes and services equipment and parts for Allison Transmission, MTU Detroit Diesel Engines, Daimler Trucks NA, and other diesel and natural gas engines. United also manufactures oilfield service equipment, including hydraulic fracturing equipment. United’s principal customers are oilfield service companies, oil and gas operators and producers, compression service companies and transportation companies. The acquisition will be financed using Kirby’s existing cash and revolving credit facility. The closing of the acquisition is expected to occur in April 2011 and is subject to certain conditions, including the expiration of the required waiting period under the Hart-Scott-Rodino Act.

Joe Pyne, Kirby’s Chief Executive Officer, commented, “The recovery of shale gas is an energy “game changer” for the United States energy business because of the estimated amount of gas reserves and the relatively inexpensive cost of gas. A critical component of recovering shale gas is the ability to hydraulically fracture shale formations. United manufactures the hydraulic fracturing units and services the components which are high-speed diesel engines, transmissions and pumps, many of the same components used by our marine customers. United also manufactures gas compressors, pump jack power packages, cementers, blenders and nitrogen pumpers.”

Mr. Pyne continued, “United is a logical extension of our diesel engine services business into the land based diesel engine and transmission services business. There is currently estimated to be 10 million horsepower employed in the North America hydraulic fracturing business with additional horsepower forecast to be added in the future. United is well positioned to benefit from a strong onshore service market going forward, especially in the servicing and parts distribution of engines and transmissions used in the oil and gas industry. The overhaul cycle for fracturing equipment is estimated to be twice as frequent as diesel engines used for marine propulsion. United is a 73 year old company with operating facilities located in the middle of the shale gas area. United has a strong and experienced management team and excellent long-term customer relationships. We are very excited about having United as part of our diesel engine services business, and adding the new capability that United will bring to Kirby’s operations.”

Mr. Pyne further commented, “We expect the purchase of United to be immediately accretive to our 2011 net earnings and cash flows. Projected full year 2011 revenues for United are anticipated to be in the $375 to $450 million range, generating projected full year net earnings in the $.20 to $.25 per share range. Assuming a closing in April 2011, anticipated revenues for Kirby from United’s operations would be in the $285 to $335 million range, generating net earnings in the $.15 to $.20 per share range. Kirby’s revised 2011 year guidance range, assuming the United acquisition and $.05 per share of earnings from the purchase of the Enterprise Marine Services ship bunkering operations announced earlier this month, is $2.55 to $2.80 per share, up from the previously announced guidance range for 2011 of $2.35 to $2.55 per share.”

Kirby has scheduled a conference call for 10:00 a.m. central time on Tuesday, February 22, 2011, to discuss the United acquisition. Kirby’s live webcast, featuring a slide presentation, may be accessed at http://www.kirbycorp.com. The conference call number is 800-446-1671 for domestic callers and 847-413-3362 for international callers. The leader’s name is Steve Holcomb. The confirmation number is 29138061. An audio playback will be available at 1:00 p.m. central time on Tuesday, February 22, through 6:00 p.m. central time on Friday, March 25, 2011, by dialing 888-843-7419 for domestic and 630-652-3042 for international callers. A replay of the webcast will be available after the call by visiting Kirby’s website at http://www.kirbycorp.com.

Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system. Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade. Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

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